Exhibit 99.1

For Immediate Release

Crown Media Holdings Special Committee Retains

Morgan Stanley as its Independent Financial Advisor

STUDIO CITY, CA - July 14, 2009 - Crown Media Holdings, Inc. (NASDAQ: CRWN), owner and operator of Hallmark Channel and Hallmark Movie Channel, today announced that that the Special Committee of the Company's Board of Directors has retained Morgan Stanley & Co. Incorporated as its independent financial advisor.

As previously announced, the Company's Board of Directors formed the Special Committee to review and evaluate the May 28, 2009 proposal from Hallmark Cards, the Company's primary debtholder. Hallmark Cards has proposed a potential recapitalization of the majority of the Company's outstanding debt in exchange for debt and convertible preferred stock. The Special Committee, with the assistance of Morgan Stanley, is considering Hallmark Cards' proposal as well as the Company's other alternatives. There can be no assurance that the Special Committee will recommend Hallmark Cards' recapitalization proposal, nor can there be any assurance as to when, if ever, or on what terms any such recapitalization or alternative transaction will be consummated.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to providing a diverse slate of high quality entertainment programming. The Company currently operates and distributes Hallmark Channel to a national audience of nearly 87 million subscribers. Hallmark Channel consistently ranks among the highest-rated cable networks and is the nation's leading network in providing quality family programming. Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel, in both Standard and High Definition, which plays the greatest family movies of all time.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's most recent 10-K and 10-Q Reports. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Mindy Tucker Nancy Carr

IR Focus Hallmark Channel

914.725.8128 818.755.2643

mindy@irfocusllc.com nancycarr@hallmarkchannel.com

# # #